JCPENNEY REPORTS FISCAL 2014 SECOND QUARTER RESULTS

Same Store Sales Up 6.0 Percent
Gross Margin Improves 640 Basis Points

Second Quarter Highlights:

•	Same store sales increased 6.0%; third consecutive quarter of growth

•	Gross margin improved 640 basis points from same quarter last year and 290 basis points sequentially from the first quarter of 2014

•	SG&A improved $62 million; 410 basis point improvement from last year

•	EBITDA was $90 million; a $342 million improvement from last year

•	Net Income improved 71 % versus same quarter last year

•	Free cash flow was $76 million; a $1.2 billion improvement from last year

PLANO, Texas - (Aug. 14, 2014) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for the quarter ended Aug. 2, 2014.

Myron E. (Mike) Ullman, III, Chief Executive Officer, said, "Our turnaround initiatives continue to produce improved financial results. In the second quarter, we gained additional market share while significantly increasing gross margin in a highly competitive promotional environment.”

Ullman continued, “Our customers know they can count on JCPenney to deliver relevant stylish merchandise at a price that fits their budget. With our unique assortment of powerful private brands, key national brands and exclusive attractions - all at prices customers can afford - we expect to continue driving profitable sales this back to school season. As we approach the completion of our turnaround, we are focused on reestablishing JCPenney as the premier shopping destination for the moderate consumer.”

Financial Results

For the second quarter, JCPenney reported net sales of $2.80 billion compared to $2.66 billion in the second quarter of 2013. Same store sales increased 6.0 % for the quarter. Online sales through jcp.com were $249 million for the quarter, up 16.7 % versus the same period last year.

Women’s and Men’s apparel and accessories, Home and Fine Jewelry were the Company's top performing merchandise divisions in the quarter. Sephora inside JCPenney also continued its strong performance. Geographically, all regions delivered sales gains over the same period last year with the best performance in the southern and western regions of the country.

For the second quarter, gross margin was 36.0 % of sales, compared to 29.6 % in the same quarter last year, representing a 640 basis point improvement. Gross margin improved sequentially throughout the quarter and was positively impacted by improvement in the Company’s clearance sales performance.

Inventory was $2.848 billion, down 9.7 % compared to the same quarter last year. The Company noted it is pleased with the level, content and currency of its inventory.

SG&A expenses for the quarter were down $62 million to $964 million, or 34.4 % of sales, representing a 410 basis point improvement from last year. These savings were primarily driven by lower store expenses, net advertising and corporate overhead as well as improved credit income.

Operating income for the quarter was a loss of $70 million which represents a $325 million or 82 % improvement over last year. EBITDA was $90 million, a $342 million improvement from the same period last year. For the second quarter, the Company incurred a net loss of $172 million or ($0.56) per share. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is included with this release.

Outlook

The Company’s guidance for the third quarter of 2014 is as follows:

•	Comparable store sales: expected to increase mid-single digits;

•	Gross margin: expected to be in-line with second quarter of 2014; and

•	SG&A expenses: expected to be slightly above last year’s levels;

The Company’s updated 2014 full-year guidance is as follows:

•	Comparable store sales: expected to increase mid-single digits;

•	Gross margin: expected to improve significantly versus 2013;

•	Free cash flow: expected to be positive;

•	Liquidity: expected to be approximately $2.1 billion at year-end;

•	Capital expenditures: expected to be approximately $250 million; and

•	Depreciation and amortization: expected to be approximately $640 million.

Second Quarter 2014 Earnings Conference Call Details

At 4:30 p.m. ET today, the Company will host a live conference call conducted by Chief Financial Officer Ed Record. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (866) 277-1184, or (617) 597-5360 for international callers, and reference 51472871 participant code or visit the Company's investor relations website at http://ir.jcpenney.com.

Telephone playback will be available beginning approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 34137061 participant code.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts. In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,060 stores and at jcpenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, colors and wallets. For more information, please visit jcpenney.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales trends, gross margin, liquidity and cost savings.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our turnaround strategy, customer acceptance of our new strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Six Months Ended
Statements of Operations:	August 2, 2014	August 3, 2013	% Inc. (Dec)		August 2, 2014	August 3, 2013	% Inc. (Dec)
Total net sales	$2,799	$2,663	5.1%		$5,600	$5,298	5.7%
Cost of goods sold	1,791	1,876	(4.5)%		3,666	3,699	(0.9)%
Gross margin	1,008	787	28.1%		1,934	1,599	21.0%
Operating expenses/(income):
Selling, general and administrative (SG&A)	964	1,026	(6.0)%		1,973	2,104	(6.2)%
Pension	2	34	(94.1)%		3	68	(95.6)%
Depreciation and amortization	160	143	11.9%		318	279	14.0%
Real estate and other, net	(53)	(68)	(22.1)%		(70)	(90)	(22.2)%
Restructuring and management transition	5	47	(89.4)%		27	119	(77.3)%
Total operating expenses	1,078	1,182	(8.8)%		2,251	2,480	(9.2)%
Operating income/(loss)	(70)	(395)	(82.3)%		(317)	(881)	(64.0)%
Loss on extinguishment of debt	—	114	(100.0)%	+	—	114	(100.0)%	+
Net interest expense	106	95	11.6%		203	156	30.1%
Income/(loss) before income taxes	(176)	(604)	(70.9)%		(520)	(1,151)	(54.8)%
Income tax expense/(benefit)(1)	(4)	(18)	(77.8)%		4	(217)	(100.0)%	+
Net income/(loss)	$(172)	$(586)	(70.6)%		$(524)	$(934)	(43.9)%

Earnings/(loss) per share - basic and diluted	$(0.56)	$(2.66)	(78.9)%		$(1.72)	$(4.24)	(59.4)%

Financial Data:
Comparable store sales increase/(decrease)(2)	6.0%	(11.5)%			6.6%	(14.3)%
Ratios as a percentage of sales:
Gross margin	36.0%	29.6%			34.5%	30.2%
SG&A expenses	34.4%	38.5%			35.2%	39.7%
Total operating expenses	38.5%	44.4%			40.2%	46.8%
Operating income/(loss)	(2.5)%	(14.8)%			(5.7)%	(16.6)%
Effective income tax rate(1)	(2.3)%	(3.0)%			0.8%	(18.9)%

Common Shares Data:
Issued and outstanding shares at end of period	304.8	220.4			304.8	220.4
Weighted average shares outstanding (basic and diluted)	305.2	220.6			305.1	220.2

(1)
For the three and six months ended August 2, 2014, the Company increased its net valuation allowance by $28 million and $148 million, respectively, against certain federal and state net operating loss carry forward assets. For the three months ended August 3, 2013, the Company recognized a valuation allowance of $218 million against certain federal and state net operating loss carry forward assets.

(2)
Beginning in the first quarter of 2014, the Company simplified its comparable store sales calculation to better reflect year-over-year comparability. Certain items, such as sales return estimates and store liquidation sales, are now excluded from the Company’s calculation. Prior periods have been adjusted to reflect the new methodology.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	August 2, 2014	August 3, 2013
Current assets:
Cash in banks and in transit	$189	$198
Cash short-term investments	847	1,337
Cash and cash equivalents	1,036	1,535
Merchandise inventory	2,848	3,155
Deferred taxes	182	115
Prepaid expenses and other	207	209
Total current assets	4,273	5,014
Property and equipment, net	5,415	5,820
Prepaid pension	701	22
Other assets	723	798
Total assets	$11,112	$11,654

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$984	$1,276
Other accounts payable and accrued expenses	1,176	1,350
Short-term borrowings	—	850
Current maturities of capital leases and note payable	30	27
Current maturities of long-term debt	28	23
Total current liabilities	2,218	3,526
Long-term capital leases and note payable	44	71
Long-term debt	5,323	4,850
Deferred taxes	364	242
Other liabilities	563	645
Total liabilities	8,512	9,334
Stockholders' equity	2,600	2,320
Total liabilities and stockholders' equity	$11,112	$11,654

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Six Months Ended
Statements of Cash Flows:	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Cash flows from operating activities:
Net income/(loss)	$(172)	$(586)	$(524)	$(934)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	1	24	3	61
Asset impairments and other charges	2	7	4	9
Net gain on sale of non-operating assets	(9)	(62)	(21)	(62)
Net gain on sale of operating assets	—	(2)	(1)	(18)
Loss on extinguishment of debt	—	114	—	114
Depreciation and amortization	160	143	318	279
Benefit plans	(4)	24	(13)	41
Stock-based compensation	9	11	16	16
Deferred taxes	(14)	(25)	(19)	(189)
Change in cash from:
Inventory	(13)	(357)	87	(814)
Prepaid expenses and other assets	8	(9)	(19)	41
Merchandise accounts payable	143	29	36	114
Current income taxes	(6)	5	4	60
Accrued expenses and other	32	(24)	(5)	(178)
Net cash provided by/(used in) operating activities	137	(708)	(134)	(1,460)
Cash flows from investing activities:
Capital expenditures	(61)	(439)	(141)	(653)
Proceeds from sale of non-operating assets	11	55	26	55
Proceeds from sale of operating assets	—	1	2	19
Joint venture return of investment	8	—	8	—
Net cash provided by/(used in) investing activities	(42)	(383)	(105)	(579)
Cash flows from financing activities:
Proceeds from short-term borrowings	—	—	—	850
Payment on short-term borrowings	(650)	—	(650)	—
Net proceeds from issuance of long-term debt	500	2,180	500	2,180
Premium on early retirement of long-term debt	—	(110)	—	(110)
Payments of capital leases and note payable	(13)	(14)	(18)	(19)
Payment of long-term debt	(6)	(245)	(11)	(245)
Financing costs	(60)	(4)	(60)	(12)
Proceeds from stock options exercised	—	2	—	7
Other changes in stockholders' equity	—	(4)	(1)	(7)
Net cash provided by/(used in) financing activities	(229)	1,805	(240)	2,644
Net increase/(decrease) in cash and cash equivalents	(134)	714	(479)	605
Cash and cash equivalents at beginning of period	1,170	821	1,515	930
Cash and cash equivalents at end of period	$1,036	$1,535	$1,036	$1,535

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our Primary Pension Plan, the loss on extinguishment of debt, the net gain on the sale of non-operating assets and the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture). Unlike other operating expenses, restructuring and management transition charges, the loss on extinguishment of debt, the net gain on the sale of non-operating assets and the proportional share of net income from our Home Office Land Joint Venture are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the loss on extinguishment of debt, the net gain on the sale of non-operating assets and the proportional share of net income from our Home Office Land Joint Venture on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted operating income/(loss); (2) adjusted earnings before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA) (3) adjusted net income/(loss); and (4) adjusted diluted EPS.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

ADJUSTED OPERATING INCOME/(LOSS), NON-GAAP FINANCIAL MEASURE:

The following table reconciles operating income/(loss), the most directly comparable GAAP measure, to adjusted operating income/(loss), a non-GAAP financial measure:

	Three Months Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Operating income/(loss)	$(70)	$(395)	$(317)	$(881)
As a percent of sales	(2.5)%	(14.8)%	(5.7)%	(16.6)%
Add: Restructuring and management transition charges	5	47	27	119
Add: Primary pension plan expense/(income)	(4)	25	(9)	50
Less: Net gain on the sale of non-operating assets	(9)	(62)	(21)	(62)
Less: Proportional share of net income from joint venture	(43)	—	(43)	—
Adjusted operating income/(loss) (non-GAAP)	$(121)	$(385)	$(363)	$(774)
As a percent of sales	(4.3)%	(14.5)%	(6.5)%	(14.6)%

EBITDA and Adjusted EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net income/(loss)	$(172)	$(586)	$(524)	$(934)
Add: Net interest expense	106	95	203	156
Add: Loss on extinguishment of debt	—	114	—	114
Total net interest	106	209	203	270
Add: Income tax expense/(benefit)	(4)	(18)	4	(217)
Add: Depreciation and amortization	160	143	318	279
EBITDA (non-GAAP)	90	(252)	1	(602)
Add: Restructuring and management transition charges	5	47	27	119
Add: Primary pension plan expense/(income)	(4)	25	(9)	50
Less: Net gain on the sale of non-operating assets	(9)	(62)	(21)	(62)
Less: Proportional share of net income from joint venture	(43)	—	(43)	—
Adjusted EBITDA (non-GAAP)	$39	$(242)	$(45)	$(495)

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended				Six Months Ended
	August 2, 2014		August 3, 2013		August 2, 2014		August 3, 2013
Net income/(loss)	$(172)		$(586)		$(524)		$(934)
Earnings/(loss) per share-diluted	$(0.56)		$(2.66)		$(1.72)		$(4.24)

Add: Restructuring and management transition charges, net of tax of $-, $-, $- and $28	5	(1)	47	(1)	27	(1)	91	(2)
Add: Primary pension plan expense/(income), net of tax of $-, $-, $- and $10	(4)	(3)	25	(3)	(9)	(3)	40	(4)
Add: Loss on extinguishment of debt, net of tax of $-, $-, $- and $-	—		114	(1)	—		114	(1)
Less: Net gain on the sale of non-operating assets, net of tax of $-, $1, $- and $1(5)	(9)		(61)		(21)		(61)
Less: Proportional share of net income from joint venture, net of tax of $-, $-, $- and $-	(43)	(1)	—		(43)	(1)	—
Less: Tax benefit resulting from other comprehensive income allocation(6)	(5)		(16)		(11)		(16)
Adjusted net income/(loss) (non-GAAP)	$(228)		$(477)		$(581)		$(766)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.75)		$(2.16)		$(1.90)		$(3.48)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)
For the three months ended May 4, 2013, tax effect was calculated using the Company's statutory rate of 38.82%. The three months ended August 3, 2013, reflects no tax effect due to the impact of the Company's tax valuation allowance.

(3)	The tax effect is included in the line item Tax benefit resulting from other comprehensive income allocation. See footnote 6 below.

(4)
For the three months ended May 4, 2013, tax effect was calculated using the Company’s statutory rate of 38.82%. Tax benefit for the three months ended August 3, 2013 is included in the line item Tax benefit resulting from other comprehensive income allocation. See footnote 6 below.

(5)	Tax effect represents state taxes payable in separately filing states related to the sale of the non-operating assets.

(6)
Tax benefit that resulted from our other comprehensive income allocation between our operating loss and the amortization of net actuarial losses and prior service credits from Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net cash provided by/(used in) operating activities	$137	$(708)	$(134)	$(1,460)
Add: Proceeds from sale of operating assets	—	1	2	19
Less: Capital expenditures	(61)	(439)	(141)	(653)
Free cash flow (non-GAAP)	$76	$(1,146)	$(273)	$(2,094)